Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 (Registration No. 333-264305) of Quoin Pharmaceuticals Ltd. (the “Company”) of our report dated April 13, 2022 (except for Notes 2 and 17 as to which the date is August 2, 2022), which includes an emphasis of a matter regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for the years then ended, which appears in the Prospectus Supplement of the Company, dated August 10, 2022, which is part of this Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

August 10, 2022